Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of C&F Financial Corporation of our reports dated March 5, 2013, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of C&F Financial Corporation for the year ended December 31, 2012, and to all references to our Firm included in this registration statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
May 10, 2013